UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENERGY EAST CORPORATION
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	14-1798693 (I.R.S. Employer Identification No.)
52 Farm View Drive New Gloucester, Maine 04260-5116 (Address of Principal Executive Offices) (Zip Code)
Connecticut Natural Gas Corporation Employee Savings Plan Union Employee Savings Plan (Full title of the plan)
ROBERT D. KUMP Senior Vice President and Chief Financial Officer Energy East Corporation 52 Farm View Drive New Gloucester, Maine 04260-5116 (Name and address of agent for service)
(207) 688-6300 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer X	Accelerated filer
Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company

DEREGISTRATION OF SECURITIES

          Energy East Corporation ("the Company") is filing this Post-Effective Amendment No. 1 to the registration statement on Form S-8, Registration No. 333-45082, filed on September 1, 2000, (the "Registration Statement"), pertaining to the Company's registration of 1,350,000 shares of its common stock, par value $0.01 per share, which may be issued from time to time pursuant to Connecticut Natural Gas Employee Savings Plan, Connecticut Natural Gas Union Employee Savings Plan and related plan interests in the plans.

          On September 16, 2008, pursuant to an Agreement and Plan of Merger dated as of June 25, 2007, by and among the Company, Iberdrola, S.A. and Green Acquisition Capital, Inc., a wholly-owned subsidiary of Iberdrola, Green Acquisition Capital merged with and into the Company, with the Company being the surviving entity and becoming a wholly-owned subsidiary of Iberdrola. The Company intends to file a certification and notice of termination on Form 15 with respect to the Company's shares of common stock, par value $0.01 per share.

          Pursuant to the undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all of the securities that remain unsold under the Registration Statement.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of New Gloucester, State of Maine, on September 17, 2008.
ENERGY EAST CORPORATION (Registrant) By /s/Robert D. Kump Name: Robert D. Kump Title: Senior Vice President and Chief Financial Officer